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EXHIBIT 23.3

         [MILLER AND LENTS, LTD. LETTERHEAD]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

        Miller and Lents, Ltd. hereby consents to the use of our name and information in the Registration Statement on Form S-4 of Pogo Producing Company and to the incorporation by reference therein of its report referenced as "Reserves and Future Net Revenues as of December 31, 2004, SEC Price Case" contained in Pogo Producing Company's Annual Report on Form 10-K for the year ended December 31, 2004.

MILLER AND LENTS, LTD.
By:	/s/ CARL D. RICHARD

Carl D. Richard Senior Vice President

Houston, Texas
June 23, 2005

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CONSENT OF INDEPENDENT PETROLEUM ENGINEERS